Exhibit 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 7 OF THIS WARRANT.

Date of Issuance: June 6, 2014	Number of Shares: 454,545
Deemed Original Issue Date: June 6, 2014

Seres Health, Inc.

Common Stock Purchase Warrant

Seres Health, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation (“Mayo”) (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the Date of Issuance and on or before 11:59 p.m. (Cambridge, Massachusetts time) on the day prior to the Expiration Date (as defined below), 454,545 shares (the “Warrant Shares”) of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), as may be adjusted from time to time in accordance with the terms of Section 4 hereof, at a purchase price of $0.01 per share (the “Purchase Price”), as may be adjusted from time to time in accordance with the terms of Section 4 hereof.

1.	Research Agreement; Definitions.

1.1	This Common Stock Purchase Warrant (this “Warrant”) is issued pursuant to that certain Research and Option Agreement, effective as of June 6, 2014, between the Company and Mayo (the “Research Agreement”). Mayo agrees and acknowledges that the issuance of this Warrant to Mayo satisfies and fulfills in their entirety the obligations of the Company pursuant to Section 3.01(b) of the Research Agreement.

1.2	Capitalized terms used herein without definition shall have the meaning provided in the Research Agreement.

2.	Termination of Warrant. Notwithstanding anything to the contrary herein, to the extent not previously exercised, converted or terminated, this Warrant and all of the Registered Holder’s rights hereunder shall immediately terminate in their entirety, and thereafter this Warrant shall not be or become exercisable in any respect, upon the earliest to occur of:

(a)	The seventh (7th) anniversary of the Deemed Original Issue Date of this Warrant;

(b)	The termination of the Research Agreement by Mayo (or a successor or assignee of Mayo under such agreement) prior to the date that is two (2) years after the Deemed Original Issue Date;

(c)	Any material breach of the Research Agreement or the terms of this Warrant by the Registered Holder (including by its officers, directors, employees, members, managers, partners, agents, or representatives);

(d)	The closing of the Initial Public Offering (as defined below);

(e)	The consummation of any “Deemed Liquidation Event” as defined in the Company’s Certificate of Incorporation, as may be amended and/or restated from time to time after the date hereof; and

(f)	The voluntary or involuntary dissolution, liquidation or winding-up of the Company.

The date on which this Warrant expires or terminates pursuant to this Section 2 is referred to herein as the “Expiration Date”.

3.	Exercise.

3.1	Exercise for Cash. The Registered Holder may, at its option, elect to exercise the then exercisable portion of this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the Notice of Exercise appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by (i) payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise or (ii) an executed counterpart to all agreements among the Company and its stockholders that the Company reasonably requests the Registered Holder to enter into in connection with such exercise of this Warrant.

3.2	Net Exercise. In lieu of any exercise pursuant to subsection 3.1 hereof, the Registered Holder may elect to convert this Warrant or any portion thereof (the “Conversion Right”), by surrender of this Warrant at the principal office of the Company together with notice of the Registered Holder’s intention to exercise the Conversion Right, into that number of Warrant Shares computed using the following formula:

X =	Y(A-B)
A

Where:

X =	The number of Warrant Shares to be issued to the Holder upon exercise of the Conversion Right.

Y =	The number of Warrant Shares for which this Warrant is being exercised.

A =	The Fair Market Value (as defined below) of one Warrant Share at the time the Conversion Right is exercised.

B =	Purchase Price (as adjusted to the date of such calculation).

For purposes of subsection 3.2, “Fair Market Value” shall mean:

(a) If the Warrant is exercised in connection with and contingent upon the Initial Public Offering, and if the Company’s registration statement relating to such Initial Public Offering has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering.

(b) If the Warrant is exercised in connection with and contingent upon a “Deemed Liquidation Event” as defined in the Company’s Certificate of Incorporation, as may be amended and/or restated from time to time after the date hereof, then the purchase price per share of Common Stock, as determined in good faith by the Board of Directors of the Company.

If neither (a) or (b) is applicable, then the fair market value as determined in good faith by the Board of Directors of the Company.

3.3	Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 3.1 above together with the items described in clauses (i) and (ii) thereof or the applicable date of conversion as provided in subsection 3.2 above (any such day, the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 3.4 below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

3.4	Issuance of Certificates. Upon receipt by the Company of this Warrant and such Notice of Exercise, together with the aggregate Purchase Price for the Warrant Shares being purchased, at its principal office, or by the stock transfer agent or warrant agent of the Company at its office, the Registered Holder shall be deemed to be the holder of record of the applicable Warrant Shares, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Registered Holder. The Company shall, as soon as practicable after the exercise of this Warrant in accordance with the terms hereof, prepare a certificate for the Warrant Shares purchased in the name of the Registered Holder. If this Warrant should be exercised in part only, the Company shall, as soon as practicable after the surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the Registered Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder.

3.5	Automatic Exercise. To the extent this Warrant is not previously exercised, it shall be deemed to have been automatically converted in accordance with subsection 3.2 hereof

(even if not surrendered) as of immediately before its expiration, involuntary termination or cancellation if the Fair Market Value of a Warrant Share exceeds the Purchase Price at such time, unless the Registered Holder notifies the Company in writing to the contrary at least three days prior to such automatic exercise.

4.	Adjustments.

4.1	Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time prior to the Expiration Date effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before such subdivision shall be proportionately decreased. If the Company shall at any time or from time to time prior to the Expiration Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the applicable subdivision or combination becomes effective.

4.2	Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time prior to the Expiration Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(a)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as applicable, and

(b)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, as applicable;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this subsection 4.2 as of the time of actual payment of such dividends or distributions.

4.3	Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 4.1 or 4.2, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

4.4	Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 4.1 or 4.2) collectively, a “Reorganization”), then, subject to Section 2, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

4.5	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to subsections 4.1, 4.2, 4.3 or 4.4, the Company shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price). The Company shall, upon the reasonable written request at any time of the Registered Holder, furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

5.	Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Purchase Price then in effect.

6.	Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

6.1	Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

6.2

Accredited Investor and Bad Actor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”). None of the “Bad Actor” disqualifying events described in Rule 506(d)(1)(i) to (viii) promulgated under the Act (a “Disqualification Event”) is applicable to the Registered Holder or any of its Rule 506(d) Related Parties, except, if applicable, for a

Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Warrant, “Rule 506(d) Related Party” shall mean a person that is a beneficial owner of the Registered Holder’s securities for purposes of Rule 506(d) of the Act.

6.3	Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate, has had an opportunity to discuss the Company and its business with the Company’s officers and directors, and has received all information requested or required by the Registered Holder in connection with its investment in the Company and the purchase of this Warrant. The Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

7.	Transfers, etc.

7.1	Transfer. In no event shall the Registered Holder sell, assign, transfer, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”), in whole or in part, this Warrant, any of the Warrant Shares issued or issuable upon exercise of this Warrant, or any right hereunder, without the prior written consent of the Company. Upon the written consent of the Company, this Warrant may be transferred upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

7.2	Restricted Securities. In addition to any restrictions set forth in subsection 7.1 above or elsewhere herein, this Warrant and the Warrant Shares shall not be transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel satisfactory to the Company to the effect that such sale or transfer is exempt from the registration requirements of the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for a transfer made in accordance with Rule 144 under the Act.

7.3	Transferees Bound. Notwithstanding the foregoing or anything to the contrary herein, the Registered Holder agrees that it will not transfer this Warrant or any rights hereunder unless the transferee, as a condition to such transfer, delivers to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions hereof; provided that such a written confirmation shall not be required with respect to Section 10 after the completion of the lock-up period in connection with the Company’s Initial Public Offering.

7.4	No Obligation to Recognize Invalid Transfer. The Company shall not be required (i) to transfer on its books this Warrant or any of the Warrant Shares which shall have been sold or transferred in violation of any of the provisions hereof or of any agreement to which the Registered Holder is bound, or (ii) to treat as owner of this Warrant or such Warrant Shares, or to pay dividends to any transferee to whom any such Warrant Shares shall have been so sold or transferred.

7.5	Warrant Register. The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

7.6	Legends. Each certificate representing Warrant Shares shall bear legends (in addition to, or in combination with, any other legend required by this Warrant or any legend required by applicable federal and state securities laws and agreements relating to the transfer of the Company securities) substantially in the following forms:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

“The securities represented by this certificate are subject to certain restrictions on transfer, as provided in a certain Common Stock Purchase Warrant with the Company.”

8.	Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares, as from time to time shall be issuable upon the exercise of this Warrant.

9.	Exchange or Replacement of Warrants.

9.1	Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 7 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Shares.

9.2	Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.

Agreement in Connection with Public Offering. The Registered Holder agrees, in connection with the initial underwritten public offering of the Company’s securities pursuant to a registration statement under the Act (the “Initial Public Offering”), (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by the Registered Holder (other than any shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 180 days following the date of the final prospectus relating to the Initial Public Offering (or such other period as may reasonably be requested by the Company or the managing underwriter), and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

11.	Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address set forth on the signature page hereto, or such address as may be provided to the Company in writing by the Registered Holder from time to time pursuant to this Section 11. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, thereafter all references in this Warrant to the location of its principal office at the particular time shall be deemed to refer to the Company’s then-current principal office. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

12.	No Rights as Stockholder. No Registered Holder of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of capital stock or any other equity securities of the Company, nor shall anything contained herein be construed to confer upon the Registered Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant has been exercised and the Warrant Shares shall have become deliverable, as provided herein.

13.	Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

14.	Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

15.	Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction).

16.	Facsimile Signatures. This Warrant may be executed by facsimile or electronic signature transmission (including by pdf).

[ - Signature page follows - ]

EXECUTED as of the Date of Issuance indicated above.

SERES HEALTH, INC.

By:	/s/ Roger J. Pomerantz
Name:	Roger Pomerantz
Title:	President and Chief Executive Officer

ATTEST:

MAYO CLINIC

By:	/s/ James A. Rogers III
Name:	James A. Rogers III
Title:	Chair, May Clinic Ventures

Address:

200 First Street SW

Rochester, MN 55905

EXHIBIT I

NOTICE OF EXERCISE

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby elects to purchase                  shares of the Common Stock of Seres Health, Inc. covered by such Warrant.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of $         in lawful money of the United States.

By its execution below and for the benefit of the Company, the undersigned hereby restates each of the Investment Representations in Section 6 of the Warrant as of the date hereof.

Signature:

Address:

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock of Seres Health, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature: